Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-276766 and 333- 281496) and on Form S-8 (No.333-145685, 333-170286, 333-183075, 333-197971, 333-213850, 333-233531, 333-266727, 333-266728 and 333-281826) of American Superconductor Corporation of our reports dated May 21, 2025, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of American Superconductor Corporation and its subsidiaries, appearing in this Annual Report on Form 10-K of American Superconductor Corporation for the year ended March 31, 2025.

/s/ RSM US LLP

Boston, Massachusetts

May 21, 2025